Exhibit (e)(4)

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of April 12, 2001 by
(i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; and (iii) all executive officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all outstanding shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.

                                   Shares
Name and Address                   Beneficially Owned (1)    Percent Owned (1)
---------------------------------- ------------------------- -----------------

KPN Telecom B.V.                   12,305,066 (2)            52%
Maanplein 5
The Hague, The Netherlands

Frank R. Cohen                     525,000 (3)               2.23%
445 Park Avenue
New York, NY 10022

Robert Genova                      608,000 (4)               2.58%
227 Route 206, Unit 11
Flanders, NJ 07836

Csaba Toro                         485,000 (5)               2.05%
1122 Budapest
Varosmajor utca 13
Hungary

Marten Pieters (6)                 0                         0
KPN Telecom B.V.
Maanplein 5
The Hague, The Netherlands
                                   0                         0
Rob van Vliet (6) KPN Telecom B.V.
Maanplein 5
The Hague, The Netherlands

All Officers and Directors as a    1,618,000                 6.84%
Group (5 Persons)


(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after April 10, 2001. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on April 10, 2001, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
                                   E-4-1

(2)        Information included within a Schedule 13D dated February
           24, 2000 and filed with the Securities and Exchange Commission, in which Schedule 13D, KPN Telecom B.V. ("KPN"), the Reporting Person under the Schedule 13D, states that KPN, in addition to this number of shares of Common Stock beneficially owned, also holds 2,774,082 shares of Common Stock pursuant to an option, that is exercisable at a purchase price of $1.38 per share upon exercise by a third party of an option or warrant for an identical number of shares of the Company's Common Stock so as to preserve KPN's majority interest in the Company, as specified in the Option Agreement, dated November 19, 1999 and amended by the Amended and Restated Agreement of December 13, 1999. In a press conference held on March 26, 2001, Paul Smits, Chairman of the Board of KPN, stated that, in connection with focusing on a smaller core of markets and reducing debt, KPN intended to sell its interests in a number of companies, including its interest in Euroweb, and that discussions were under way with several seriously interested parties.
(3) Includes 515,000 shares of Common Stock issuable upon exercise of currently exercisable options: 100,000 shares at $1.00 per share pursuant to Mr. Cohen's September 1998 employment contract; 315,000 shares at $2.00 per share pursuant to an April 1999 modification to his employment contract; and 70,000 shares at $1.25 per share and 30,000 shares at $1.625 per share pursuant to the Company's 1993 Stock Option Plan.
(4) Includes 470,000 shares of Common Stock issuable upon exercise of currently exercisable options: 70,000 shares at $1.00 per share pursuant to Mr. Genova's September 1998 employment contract; 370,000 shares at $2.00 per share pursuant to an April 1999 modification to his employment contract; and 30,000 shares at $1.625 pursuant to the Company's 1993 Stock Option Plan.
(5) Includes 485,000 shares of Common Stock issuable upon exercise of currently exercisable options: 100,000 shares at $1.00 per share pursuant to Mr. Toro's September 1998 employment agreement; 315,000 shares at $2.00 per share pursuant to an April 1999 modification to his employment agreement; 50,000 shares at $2.00 per share granted pursuant to a prior consulting agreement, and 20,000 shares at $1.50 pursuant to the Company's 1993 Stock Option Plan.
(6)        Representative of KPN Telecom B.V. For share ownership of KPN
           Telecom B.V., see above in this table.

EXECUTIVE COMPENSATION

                     The following table sets forth information concerning the annual and long term compensation of the Company's Chief Executive Officer and Chief Financial Officer, the latter being the only executive officers of the Company whose annual salary and bonus exceeds $100,000, during the Company's 1998, 1999 and 2000 fiscal years:

                           ANNUAL COMPENSATION                                                 LONG-TERM COMPENSATION
                                                                                 Restricted         Number of
                                                            Bonus and Other  Stock Award(s)       Securities
                              Year Ended                     Annual Salary  ----------------      Underlying          All Other
Name and Principal Position   December 31,     Salary ($)       ($)             ($)          Options/SARs (#)    Compensation ($)

Frank R. Cohen                2000             200,000         --              --                    515,000                  --
Chairman of the Board
                              1999             200,000         --              --                    515,000                  --
Secretary                     1998             150,000         --              --                    130,000                  --
Treasurer (C.F.O.)

Robert Genova                 2000             350,000         --              --                    470,000                  --
President                     1999             350,000         --              --                    470,000                  --
Chief Executive Officer       1998              72,000         --              --                    130,000                  --

----------------------------------------------------------------------------------------------------------------------------------

The following tables set forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to each of the Company's executive officers named above.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
There were no grants of Stock Options/SAR made to the named Executives during the fiscal year ended December 31, 2000.
                                     E-4-2

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
VALUES
Name            Number of Shares   Value         Number of Securities Underlying       Value of Unexercised In-the-Money
                Acquired on        Realized ($)  Unexercised Options at Fiscal Year    Options at Fiscal Year End *
                Exercise (#)                     End (#)
                                                 Exercisable/Unexercisable             Exercisable/Unexercisable
Robert Genova   30,000             $30,000       470,000/0                             $0.00
Frank R. Cohen  - 0 -              - 0 -         515,000/0                             $0.00

* Fair market value of underlying securities (calculated by subtracting the exercise price of the options from the closing price of the Company's Common Stock quoted on the Nasdaq as of December 31, 2000), which was $0.78 per share.

EMPLOYMENT AND MANAGEMENT AGREEMENTS

     The Company entered into six-year agreements with its Chairman of the Board, Frank R. Cohen ("Cohen"), its President, Robert Genova ("Genova") and its Vice President, Csaba Toro ("Toro") on October 18, 1999, commencing January 1, 2000. The agreements provide for annual compensations of $200,000, $350,000 and $96,000 for the Chairman of the Board, President and Vice President of the Company, respectively.

                     The agreements further provide that, if employment is terminated other than for willful breach by the employee or for cause or in event of a change in control of the Company, then the employee has the right to terminate the agreement. In the event of any such termination, the employee will be entitled to receive the payment due on the balance of his employment agreement.
                     The Company has no pension or profit sharing plan or other contingent forms of remuneration with any officer, director, employee or consultant.
                     There were no changes in the Employment and Management Agreements in the last fiscal year.

DIRECTOR COMPENSATION

     Directors who are also officers of the Company are not separately compensated for their services as a director. Directors who are not officers do not receive cash compensation for their services; however, non-employee directors are reimbursed for their expenses incurred in connection with attending meetings of the Board or any committee on which they serve and are eligible to receive awards under the Company's 1993 Stock Option Plan (described below). No stock option awards were made to non-employee directors as of April 12, 2001.

STOCK OPTION PLAN
                     The Company's 1993 Stock Option Plan (the "Plan") permits the grant of options to employees of the Company, including officers and directors, who are serving in such capacities. An aggregate of 670,000 shares of Common Stock are authorized for issuance under the Plan. The number of shares available under the Plan was increased from 350,000 to 670,000 shares by vote of the shareholders at the annual meeting held on May 12, 1999. At December 31, 2000, 222,500 options were available under the Plan. The Plan provides that qualified and non-qualified options may be granted to officers, directors, employees and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. In November 2000, a total of 67,500 options exercisable at $1.50 per share were granted to key employees of the Company including 20,000 stock options received by Csaba Toro, a Director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In January 1999, the Company loaned Mr. Toro $150,000 for the purpose of purchasing an apartment condominium in Budapest. The loan bears interest at the rate of 11 1/2% per annum and is secured both by Mr. Toro's employment contract and by a lien on the property. Mr. Toro has paid all amount but $49,989 of said loan, which amount is to be paid after April 10, 2001.

      Management believes that the transaction with Mr. Toro was made on terms no less favorable to the Company than those available from unaffiliated parties. It is intended that any future transactions with officers, directors and affiliates of the Company will be made on terms no less favorable to the Company than those available from unaffiliated parties.
                                     E-4-3